EXHIBIT 10.2

PROMISSORY NOTE TO M&W FIBERGLASS, LLC

UNSECURED PROMISSORY NOTE

$1,045,328.35	December 31, 2008

FOR VALUE RECEIVED, ADVANCED FIBERGLASS TECHNOLOGIES, INC., a Wisconsin corporation (herein called “Maker”), promises to pay to the order of M & W FIBERGLASS, LLC (herein together with all subsequent permitted holders of this Note collectively called “Payee”), in Wisconsin Rapids, Wood County, Wisconsin, the principal sum of One Million Forty-five Thousand Three Hundred Twenty-eight and Thirty-five Hundredths Dollars ($1,045,328.35) (“Principal Amount”) subject to the terms and conditions set forth below.

1. Payment.  The outstanding principal amount of this Note shall bear interest at the LIBOR Rate (as defined herein) as of the date hereof plus two and seventy-five hundredths percent (2.75%) per annum payable in quarterly installments of principal and interest amortized over a period of fifteen years with the unpaid principal balance due and payable with interest on the seventh (7th) anniversary of the date hereof.  For purposes of this Note, “LIBOR Rate” shall mean the one-year London Interbank Offered Rate determined using customary quotation services.

2. Prepayment.  Maker shall be entitled to prepay all or any part of the principal of this Note at any time or from time to time prior to maturity without premium or penalty.  All prepayments by Maker shall be applied first to the then outstanding principal amount of this Note until paid in full and then to the interest thereon.

3. Unsecured Obligation.  The payment of principal and interest on this Note is an unsecured obligation of Maker.

4. Place of Payment.  All payments of principal and interest hereunder shall be made to Payee at: 4400 Commerce Drive, Wisconsin Rapids, Wisconsin or at such other address, as Payee may from time to time designate in writing to Maker.

5. No Waiver of Right.  Payee’s partial or complete exercise, delay, or failure to exercise any of the options, rights, or powers granted to Payee hereunder shall not constitute a waiver of the right to exercise the same or any other option, right, or power at any subsequent time.  Any rights or options of Payee hereunder shall not be affected by any renewal or extension in the time of payment hereof, or by the acceptance in advance of due date of any payment hereunder, or by any acceptance of a payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment regardless of the number of such renewals, extensions, releases changes, or acceptances.

6. Waiver of Notice.  Maker waives presentment and demand for payment, protest, and notice of protest, and nonpayment.

7. Amendment.  None of the terms or provisions of this Note may be waived, altered, modified or amended except as Maker and Payee may consent thereto in writing.

8. Laws Governing.  This Note shall be governed by and construed in accordance with the laws of the State of Wisconsin in all respects, including matters of construction, validity, and performance.  This Note is intended to be performed in accordance with, and only to the extent permitted by, such laws.  If any provision of this Note or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Note nor the application of such provision to any other person or circumstance shall be affected thereby, but rather same shall be enforced to the greatest extent permitted by law.

9. Headings.  The titles and headings of paragraphs are included for convenience of reference only and are not to be considered in construing the provisions of this Note.

EXECUTED AND EFFECTIVE this 31st day of December, 2008.

Maker:

ADVANCED FIBERGLASS TECHNOLOGIES, INC.

By:  /s/ Jeffrey Keuntjes
Jeffrey Keuntjes
Controller

2